Exhibit 2

No 52457

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY

ORDINARY AND SPECIAL RESOLUTIONS

OF

ORDINARY SHAREHOLDERS

PASSED AT THE ANNUAL GENERAL MEETING

HELD ON 9 MAY 2002

At the Annual General Meeting of the Company duly convened and held on 9th May 2002 the following resolutions were passed:

8 ORDINARY RESOLUTION

That the Directors be and are hereby authorised generally and unconditionally to allot relevant securities (as defined in Section 80 of the Companies Act 1985) up to a maximum nominal amount of £84.60 million, at any time or times before the conclusion of the next Annual General Meeting and that such authority shall include the grant of any right to subscribe for, or convert any security into, shares and shall extend to any allotment or grant made after such time in pursuance of an offer or agreement made by the Company before such authority expires.

9 SPECIAL RESOLUTION

That the Directors be and are hereby authorised to allot equity securities (as defined in Section 94 of the Companies Act 1985) for cash pursuant to the authority conferred by Resolution 8 as if Section 89(1) of the Companies Act 1985 did not apply to any such allotment provided that this power shall be limited to:

(i)	the allotment of equity securities in connection with a rights issue in favour of holders of ordinary shares or other equity securities where the equity securities attributable to the interests of the holders of all the ordinary shares or other equity securities is proportionate (as nearly as may be) to the number of ordinary shares held by them or in the case of securities convertible into ordinary shares proportionate to the number of ordinary shares which would fall to be allotted upon the exercise in full of the conversion rights attributable thereto (subject in either case to such exclusions or other arrangements as the Directors may think fit in connection with fractional entitlements or legal or practical problems arising in connection with the laws of, or requirements of any recognised regulatory body or stock exchange in, any territory); and

(ii)	the allotment (otherwise than pursuant to sub-paragraph (i) hereof) of equity securities up to an aggregate nominal amount of £12.79 million;

and shall expire at the conclusion of the next Annual General Meeting save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred hereby had not expired.

10 SPECIAL RESOLUTION

That the Company be and is hereby generally authorised pursuant to and in accordance with Section 166 of the Companies Act 1985 to make market purchases of its own ordinary shares upon and subject to the following conditions:

(i)	the maximum number of such ordinary shares in the Company hereby authorised to be acquired is that number of ordinary shares which has a total nominal value of £25.64 million;
(ii)	the minimum price, exclusive of expenses, which may be paid for each such ordinary share is an amount equal to the nominal value of each such ordinary share;
(iii)	the maximum price, exclusive of expenses, which may be paid for any such ordinary share is an amount equal to 105% of the average of the middle market quotations for the ordinary shares in the Company taken from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which such ordinary share is contracted to be purchased;
(iv)	the authority hereby conferred shall expire at the conclusion of the next Annual General Meeting; and
(v)	the Company may enter into a contract for the purchase of such ordinary shares before the expiry of this authority which would or might be completed wholly or partly after its expiry.

26 SPECIAL RESOLUTION

That:

(a)	the Directors be and are hereby authorised to appropriate distributable profits of the Company (as shown in the audited accounts of the Company made up to 30 December 2001) to the payment of the interim dividend on the Company’s ordinary shares of 3.35p per share paid on 16 November 2001 to shareholders on the register at the close of business on 3 August 2001 (the “Interim Dividend”);

(b)	any and all claims which the Company may have in respect of the payment of the Interim Dividend on the Company’s ordinary shares against its shareholders who appeared on the register on the relevant record date be released and a deed of release in favour of such shareholders be entered into by the Company in the form of the deed produced to this Meeting and signed by the Chairman for the purposes of identification;
(c)	any distribution involved in the giving of such release in relation to the Interim Dividend be made out of the profits appropriated to the Interim Dividend as aforesaid by reference to a record date identical to the record date for the Interim Dividend; and
(d)	any and all claims which the Company may have against its Directors (both past and present) arising out of the payment of the Interim Dividend be released and that a deed of release in favour of the Company’s Directors be entered into by the Company in the form of the deed produced to this meeting and signed by the Chairman for the purposes of identification.”

M A C Clark GROUP SECRETARY

JAD/mtm/3432b(CoHo)